FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. APPOINTS TWO NEW INDEPENDENT
MEMBERS TO THE BOARD OF DIRECTORS;
ANNOUNCES BOARD OF DIRECTORS SLATE FOR UPCOMING ANNUAL MEETING

Secaucus, New Jersey - May 9, 2008 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) announced today the appointment of two new independent members of the Board of Directors, Mr. Louis Lipschitz and Dr. Joseph A. Alutto. The two independent directors will fill vacancies on the Board of Directors and will begin serving immediately. The Company also announced its slate for the upcoming annual shareholders’ meeting scheduled for June 27, 2008. The slate of nominees includes Mr. Lipschitz and Dr. Alutto, along with four incumbent directors, Charles Crovitz, Ezra Dabah, Robert Fisch and Stanley Silverstein. The Board unanimously supported the slate of directors and the Company’s largest stockholder, Ezra Dabah, has agreed to vote in favor of the slate.

Mr. Lipschitz, age 63, currently serves on the Boards of Finlay Enterprises, New York & Company, Majesco Entertainment and Forward Industries. Previously, Mr. Lipschitz served as Executive Vice President and Chief Financial Officer of Toys “R” Us, Inc. from 1996 until his retirement in 2004. He joined Toys “R” Us in 1986 as Vice President and Treasurer. He was promoted to Vice President - Finance and Treasurer in 1990 and to Senior Vice President - Finance and Chief Financial Officer in 1993. Prior to joining Toys “R” Us, Mr. Lipschitz was Senior Vice President and Chief Financial Officer of Lerner Stores, where he spent four years. He began his career in public accounting with the firm of S.D. Leidesdorf & Co., which subsequently merged with Ernst & Young. Mr. Lipschitz will serve on the Audit and Governance Committees.

Dr. Alutto, age 66, is a leading academic authority on managerial behavior. Since October 2007, he has served as the Executive Vice President and Provost of The Ohio State University. Prior to this position, Dr. Alutto served as the institution’s interim President from July 1, 2007, until September 30, 2007. Prior to these positions, Dr. Alutto served as the Dean of the Max M. Fisher College of Business at The Ohio State University for 16 years. He also was a professor of management at the State University of New York at Buffalo and served as dean of the SUNY-Buffalo School of Management. Dr. Alutto serves on a number of corporate boards, including Nationwide Financial Services, Inc., M/I Homes, Experience Columbus (formerly the Greater Columbus Convention and Visitors Bureau), and the Columbus-Franklin County Finance Port Authority.  Dr Alutto previously served as a member of the Board of Directors of United Retail Group, Inc. Dr. Alutto will serve on the Compensation and Governance Committees.

The addition of Mr. Lipschitz and Dr. Alutto will expand the Company’s Board of Directors from six to eight, and increases the number of independent directors to five. The term of two current directors, Malcolm Elvey and Sally Frame Kasaks, continues until the 2009 Annual Meeting. With the addition of Mr. Lipschitz and Dr. Alutto, the Company has a majority of independent directors and therefore believes it has regained compliance with Nasdaq’s independent director requirement.

Sally Frame Kasaks, Acting Chair of the Board and Lead Director stated, “We are very pleased to be adding two highly qualified independent members to our Board of Directors. Mr. Lipschitz and Dr. Alutto each brings to the Board strong business acumen as well as additional expertise in the retail industry. In addition, we are delighted that our Board has unanimously agreed on the full slate of nominees for election as directors at our upcoming annual shareholders’ meeting. The Board of Directors looks forward to working collectively and constructively toward continued progress at The Children’s Place. We will be focusing in particular on the search for a permanent Chief Executive Officer and completing our assessment of the Company’s strategies for building on recent positive developments. Our review will encompass the full range of strategic alternatives available to maximize shareholder value, including the potential sale of the Company.”

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To enable the evaluation of all strategic options for the Company at this time, the Board has granted a request from Mr. Dabah and Golden Gate Private Equity, Inc. for an approval under Delaware law to facilitate their working together to develop and make a proposal to acquire the Company. There is no assurance that any such proposal will be made or, if made, would lead to an agreement with the Company providing for a sale of the Company.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children's merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name. As of May 3, 2008, the Company owned and operated 906 The Children’s Place stores and its online store at www.childrensplace.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties are  described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its reports on Forms 10-K and 10-Q. Risks and uncertainties relating to the exit of the DSNA business, including the risk that claims may be asserted against the Company or its subsidiaries other than Hoop, whether or not such claims have any merit, and the Company's ability to successfully defend such claims, in addition to the risk that the Company may not be able to access, if necessary, additional sources of liquidity or obtain financing on commercially reasonable terms or at all, as well as risks and uncertainties relating to other elements of the Company’s strategic review, could cause actual results, events and performance, to differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc.
Investors:
Susan Riley, EVP, Finance & Administration, (201) 558-2400
Rich Paradise, SVP, Chief Financial Officer, (201) 558-2400
Heather Anthony, Senior Director, Investor Relations, (201) 558-2865
Media:
Diane Zappas/Evan Goetz of FD, (212) 850-5600

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